EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario M5J 2G2

We hereby consent to the incorporation by reference in the reoffer prospectus constituting a part of this Registration Statement on Form S-8 of our report dated September 29, 2006, relating to the consolidated financial statements and schedule of Generex Biotechnology Corporation, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006. We also consent to the reference to us under the heading “Experts” in the reoffer prospectus included in the Registration Statement.

/s/ Danziger Hochman Partners LLP
Danziger Hochman Partners LLP
Toronto, Ontario

August 13, 2007